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                       CONSENT OF JONES, JENSEN & COMPANY

We hereby consent to the use of our audit report dated April 14, 2000 in this Form 10-KSB of Lakota Technologies, Inc. and Subsidiaries for the year ended December 31, 1999, which is part of this Form 10-KSB and all references to our firm included in this Form 10-KSB.

/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
April 14, 2000